                                                                  EXHIBIT (c)(4)

                                                                  SEPTEMBER 2003

FAIRNESS OPINION PRESENTATION

OPEN WHEEL RACING SERIES, LLC

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(c) 2003 Ernst & Young Corporate Finance LLC

TABLE OF
CONTENTS

-    Ernst & Young Corporate Finance LLC Overview

-    Fairness Opinion Summary

     -   Scope of EYCF's Work

     -   Limitations to the Analysis

-    Situation Overview

     -   Industry Overview

     -   Company Overview

     -   Recent Developments

-    Transaction Analysis

     -   The Transaction

     -   Common Stock Price Analysis

     -   Discounted Cash Flow Analysis

     -   Liquidation Analysis

     -   Comparable Public Company Analysis

     -   Precedent Transactions Analysis


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ERNST & YOUNG CORPORATE FINANCE LLC
OVERVIEW

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

ERNST & YOUNG GLOBAL NETWORK

- Ernst & Young is one of the largest professional services firms in the world*

     -   110,000 professionals worldwide

     -   700 locations in more than 130 countries

     -   $10.1 billion of revenue in fiscal year 2002

- Ernst & Young Corporate Finance LLC is a broker-dealer firm providing transaction services+

APPROXIMATELY 4,045 CORPORATE FINANCE PROFESSIONALS WORLDWIDE*

[MAP OF 4,045 CORPORATE FINANCE PROFESSIONALS WORLDWIDE]

Canada - 186
USA - 360**
Mexico, Central & South America, Caribbean - 152
Asia Pacific - 364
Europe - 2,127
Middle East, Africa - 423
Oceania - 436

APPROXIMATELY 360 CORPORATE FINANCE PROFESSIONALS NATIONWIDE**

[MAP OF 360 CORPORATE FINANCE PROFESSIONALS NATIONWIDE*]

     - Seattle           - Chicago
     - San Francisco     - Cleveland
     - Los Angeles       - Charlotte
     - Phoenix           - Atlanta
     - Dallas            - Boston
     - Houston           - New York
     - Troy              - McLean

*    Global information as of March 31, 2003

** Includes approximately 175 Ernst & Young Corporate Finance LLC professionals as well as Ernst & Young LLP's corporate finance unit as of March 31, 2003

+ Ernst & Young Corporate Finance LLC is a wholly-owned broker-dealer subsidiary of Ernst & Young LLP

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FULLY INTEGRATED SERVICE SOLUTIONS

CLIENT

-    RESTRUCTURING

     Strategic Alternatives Advisory

     Liquidity Initiatives

     Business Plan Development/Review

     Operations/Cost Reduction Platforms

     Chapter 11 Advisory

-    MERGERS & ACQUISITIONS

     Acquisitions/Divestitures

     Joint Ventures/Strategic Alliances

     Fairness Opinions

     Going Private Transactions

-    CAPITAL MARKETS

     Senior Debt Facilities

     Private Debt/Equity Placements

     Refinancings/Recapitalizations

     Capital Structure Design/Negotiations

-    TAX SERVICES*

     Tax Solutions Local/Global

     Value Added Tax Strategies

     Tax Structuring

-    RISK*

     Auditing

     Due Diligence

     Actuarial Services

     Human Resources Consulting

-    STRATEGIC FINANCE AND VALUATION*

     Asset/Enterprise Valuation

     Capitalization Analysis

     Intangible Asset Reviews

     Strategic Analysis

* Services provided by Ernst & Young LLP, the parent company of Ernst & Young Corporate Finance LLC

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

FINANCIAL ADVISORY SERVICES

OBJECTIVITY

SELL-SIDE ADVISORY

-    Advise clients in divestiture transactions

     -   Determine optimal sales strategy

     -   Prepare marketing materials

     -   Identify prospective buyers

     -   Coordinate all contact with prospective buyers

     -   Determine optimal transaction structure

     -   Negotiate definitive purchase agreement

BUY-SIDE ADVISORY

-    Assist clients in managing their acquisition programs

     -   Develop acquisition strategy

     -   Evaluate potential targets

     -   Develop financial valuation model

     -   Determine optimal transaction structure

     -   Negotiate transaction

     -   Provide financing assistance, if necessary

STRATEGIC ADVISORY/FAIRNESS OPINIONS

-    Evaluate clients' strategic alternatives

     -   Analyze Company objectives, strategies and challenges

     -   Evaluate specific financial or transaction strategies

     -   Perform detailed analysis of alternatives

     -   Assess and select the most appropriate alternative

-   Provide fairness opinions

CAPITAL MARKETS

-    Advise clients on all capital markets financing alternatives

     -   Determine optimal capital structure

     -   Analyze transaction feasibility

     -   Advise on pricing and financing structure

     -   Prepare financing memorandum

     -   Identify and contact potential financing sources

     -   Negotiate financing terms

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

                                FAIRNESS OPINION
                                     SUMMARY

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

ENGAGEMENT OF ERNST & YOUNG CORPORATE FINANCE LLC

- We were retained by Open Wheel Racing Series, LLC (the "Purchaser") on August 29, 2003 to advise it as to the fairness to the selling stockholders of Championship Auto Racing Team, Inc. ("CHAMP" or the "Company"), from a financial point of view, of the consideration to be paid by Purchaser in connection with its proposed acquisition of all of the outstanding common stock of CHAMP not owned by Purchaser or affiliate pursuant to the terms of the draft Agreement and Plan of Merger dated September 8, 2003 (the "Agreement") by and between the Purchaser and CHAMP (the "Transaction"). This opinion (the "Opinion") is being delivered by Ernst & Young Corporate Finance LLC ("EYCF") concurrently with or shortly after the signing of the Agreement.

- Our compensation is not contingent upon the content of our Opinion or the consummation of the Transaction. We were paid a retainer fee of $100,000 upon execution of the engagement letter and will be paid an additional fee of $175,000 upon informing the Purchaser that we are prepared to deliver our Opinion. The Purchaser has agreed to reimburse EYCF for its reasonable and properly documented out-of-pocket expenses and to indemnify it against certain liabilities that may arise out of the rendering of the Opinion.

- Prior to this engagement, EYCF had not previously provided any investment banking services to CHAMP, nor does EYCF provide any research coverage or trading support in connection with CHAMP's outstanding shares of stock. Furthermore, the Opinion is not being provided in anticipation of the retention of EYCF to provide investment banking services to the Purchaser in the future.

- Neither EYCF nor Ernst & Young LLP has provided CHAMP with any accounting or tax services.

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SCOPE OF EYCF'S WORK

-    In the course of our engagement, we have reviewed, among other things:

         - A draft copy of the Agreement and Plan of Merger, dated September 8, 2003, including the specific terms of the Transaction as discussed therein;

         - CHAMP's Annual Report on Form 10-K and Form 10-K/A for the fiscal years ended December 31, 2002 and 2001;

         - CHAMP's Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30 and March 31, 2003;

         - Certain publicly available information regarding CHAMP and comparable public companies, such as their websites, recently issued financial statements and relevant research analyst reports;

         - Financial projections, prepared by CHAMP's management and furnished to us, relating to the Company's earnings and cash flow for the four month period ending December 31, 2003 and for the fiscal years ending December 31, 2004 through 2006;

         - A Summary of Significant Legal Issues dated August 6, 2003 as prepared by Purchaser's Legal Counsel, Heller Ehrman Attorneys;

         - The CHAMP Confidential Information Memorandum dated May 2003, as prepared by Bear Stearns & Co., Inc. ("Bear Stearns") in its capacity as exclusive financial advisor to CHAMP;

         - Certain information provided to us by CHAMP's management relating to CHAMP's sponsors, promoters, television rights, race teams, contracts, employees, competitors and overall business prospects.

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SCOPE OF EYCF'S WORK - CONTINUED

- We also have conducted the following meetings and discussions with members of senior management of Purchaser and CHAMP, and their respective advisors:

         - On September 2, 2003, we met with Thomas Carter, CHAMP Chief Financial Officer, to discuss the Transaction and other financial matters, including CHAMP's historical financial results and the CHAMP financial projections;

         - On September 2, 2003, we met with Carlisle Peet III, CHAMP General Counsel, to discuss past, present and potential future legal matters associated with CHAMP and/or the Transaction;

         - On September 4, 2003, we had a conversation with Kevin Kalkhoven, Director of Purchaser, to discuss the Transaction and anticipated strategic direction;

         - On September 8, 2003, we had a conversation with Christopher Pook, CHAMP Chief Executive Officer, to discuss CHAMP's strategic direction and the Transaction;

         - On September 8, 2003, we had a conversation with Tom Harney, Managing Director of Bear Stearns, to discuss the breadth of its sales process and resulting level of interest from prospective buyers of CHAMP.

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SCOPE OF EYCF'S WORK - CONTINUED

- We have considered the following forms of financial analyses for purposes of this Opinion:

         -   Common Stock Price Analysis

         -   Discounted Cash Flow Analysis

         -   Liquidation Analysis

         -   Comparable Public Company Analysis

         -   Precedent Transactions Analysis

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

LIMITATIONS TO OUR ANALYSIS

- We relied only upon information available from recognized public sources and information provided by Purchaser and CHAMP, in both cases without any independent verification;

- We assumed that all information provided by Purchaser and CHAMP was reasonably prepared in good faith and on bases reflecting the best currently available judgments and estimates of the management of Purchaser and CHAMP, without any independent verification;

- We did not interview sponsors, promoters or race teams; and no independent valuation or appraisal of CHAMP's tangible or intangible assets was conducted by EYCF or provided to us by others;

- We did not review detailed financial account information, such as accounts receivable by customer and the fixed asset ledger;

- We also relied exclusively upon the management of CHAMP to provide projected financial information for the Company for the four months ending December 31, 2003 and for the fiscal years ending December 31, 2004 through 2006 and we did not independently develop any financial projections;

- The terms and conditions of the Transaction were determined without the involvement of EYCF and EYCF expresses no opinion as to whether or not better terms could have been achieved by either party;

- We express no opinion with respect to any other reasons, legal, business or otherwise, that may support the decision of the Purchaser CHAMP to approve or consummate the Transaction;

- Our Opinion does not address the underlying business decision to proceed with the Transaction;

- Our Opinion assumes CHAMP's Board of Directors decided that proceeding with the Transaction is a better alternative for its stockholders than a liquidation of the assets;

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LIMITATIONS TO OUR ANALYSIS - CONTINUED

- EYCF's Opinion is based upon current economic, monetary, and market conditions and the Transaction structure as described in the Agreement;

- Given the nature of our analytical techniques, this Opinion is not readily susceptible to partial analysis or summary description;

- In arriving at our Opinion, we did not attribute any weight to a particular analysis, but rather we made qualitative judgments as to the relative significance and relevance of each of the analyses. Accordingly, we believe that our analysis must be considered as a whole and that selecting portions of our analysis, without considering all analyses, would create an incomplete view of the process underlying this Opinion.

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

                                    SITUATION

                                    OVERVIEW

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SITUATION OVERVIEW - INDUSTRY OBSERVATIONS

- Auto racing consists of several distinct categories, each with its own organizing body and racing events. Internationally, the most recognized form of auto racing is open-wheel racing, utilizing an aerodynamically designed chassis and technologically advanced equipment.

- The most established open-wheel racing series include Formula One, IRL (includes Indy Car Series and the Indianapolis 500), Formula 3000, the Champ Car World Series (CHAMP series) and the Toyota Atlantic Championship (CHAMP series). Formula One boasts the largest world-wide viewing audience of any sporting event with over 350 million estimated viewers per event in 2002, but only sanctions one race in the United States.

- The largest auto racing category in the United States, in terms of attendance, media exposure and sponsorships, is stock car racing. Stock car racing utilizes equipment similar in appearance to standard passenger automobiles and races are typically staged on oval courses. The most prominent organizing body in stock car racing is NASCAR.

- CHAMP would like to capture some of the market share from Formula One internationally, while developing a broader fan base for open-wheel racing in North America.

- The industry as a whole, and CHAMP specifically, has suffered from the downturn in the world economy as sponsors have been reluctant to spend advertising dollars on events that may not effectively attract the sponsors' target audience. As the economy in North America recovers, CHAMP hopes to position itself to attract these sponsors.

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SITUATION OVERVIEW - CHAMP BUSINESS SUMMARY

- CHAMP is publicly traded on the New York Stock Exchange under the symbol "MPH". CHAMP is incorporated in Delaware, began operations in 1978 and currently is headquartered in Indianapolis, Indiana.

- CHAMP owns, operates and sanctions the premier open-wheel motorsports series in North America - known as the Bridgestone Presents the Champ Car World Series Powered By Ford ("Champ Car" or "Champ Car World Series"). With speeds of up to 240 miles per hour, Champ Car open-wheel racing is the fastest form of closed-circuit auto racing available to motorsports audiences.

- CHAMP is responsible for organizing, marketing and staging each of the races in the Champ Car World Series and also acts as promoter or co-promoter of certain events. The Champ Car World Series offers a marketing platform for CHAMP's sponsors, teams, drivers and events on a local, national and international basis. CHAMP is best know for its street course races in major urban areas which have the potential to generate substantial marketing exposure.

- CHAMP also owns and sanctions the Toyota Atlantic Championship, a development series for the Champ Car World Series.

- CHAMP's business model has transformed over the past 15 months from just a sanctioning body into a marketing, promotional and public relations vehicle for its sponsors, while still sanctioning Champ Car races.

- CHAMP showed consistent, steady financial performance and sustained growth for several years after going public in 1997 at $16.00 per share. The CHAMP stock price reached an all time high of $35.63 on June 3, 1999. However, CHAMP's financial performance began to decline in early 2001, culminating in CHAMP's current financial distress. Shares of CHAMP closed at $.91 on September 8, 2003.

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SITUATION OVERVIEW - CHAMP RECENT DEVELOPMENTS

- Beginning in 2001, CHAMP began experiencing rapidly declining financial performance. Based on discussions with CHAMP management, this decline was the result of several forces having a significant detrimental impact on the business:

         - ISL (a sports marketing company engaged by CHAMP to manage and market its sponsorship activities) filed for bankruptcy protection and defaulted on a guaranteed minimum sponsorship revenue contract with CHAMP in 2001. Sponsorship revenue declined from $21 million in 2000 to $10 million in 2002.

         - Two races were cancelled last minute due to isolated incidents in 2001. Not only did CHAMP lose the revenues associated with these races, the business lost credibility with fans/promoters/sponsors.

         - CHAMP began to experience pressures from race promoters to reduce their sanction fees, historically CHAMP's primary source of revenue.

         - CHAMP experienced extensive CEO turnover. CEO Andrew Craig resigned in 2000; Bobby Rahal stepped in as interim CEO but was not active in running the Company; Joe Heitzler was hired as CEO in beginning of 2001 and was then asked to step down in November 2001; Chris Pook, current CEO, joined the Company in December 2001.

         - CHAMP failed to negotiate a new television contract when its relationship with ABC expired in 2001. As a result, CHAMP settled for a contract with Fox/CBS/Speed Channel for 2002 and 2003 whereby CHAMP purchased air time and took on the majority of the production costs and risk associated with advertising sales. The financial implications of the television issue resulted in CHAMP generating over $5 million in television revenue in 2000 and 2001 (with no offsetting costs) to CHAMP incurring net television expense of almost $7 million in 2002. The net loss attributed to television production is expected to be almost $13 million in 2003.

         - CHAMP's inability to negotiate with promoters for certain races forced CHAMP to co-promote/self promote several races. The net loss on promoted/co-promoted events in 2002 was $3 million, and is estimated to be greater than $10 million in 2003.

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

SITUATION OVERVIEW - CHAMP RECENT DEVELOPMENTS - CONTINUED

       - CHAMP's inability to specify an engine standard for its Champ Car resulted in the loss of several key sponsors/manufacturers (including Toyota and Honda) which was estimated by management to have reduced money paid to the CHAMP community (including the Company, teams and promoters) by $50 - $70 million.

- CHAMP continues to struggle financially and has generated a net loss of $44 million in the first six months of 2003. The Company estimates a cash balance of $29 million as of August 31, 2003 which is expected to be fully depleted by December 31, 2003. The cash balance at December 31, 2002 was $86.3 million.

- CHAMP management has indicated that the Company may be forced to file for bankruptcy protection if it is unable to raise the projected $17.9 million of capital required to fund the business through 2003 and thereafter. Management believes it is unlikely that it could raise capital from alternative sources at this time, without significant dilution to the current stockholders.

- CHAMP issued a press release on June 17, 2003 indicating they had retained Bear Stearns to explore strategic alternatives, including a possible sale of the Company. Bear Stearns conducted a thorough and comprehensive sale process, contacting more than 40 potential buyers/investors and executing 24 confidentiality agreements. Based on this marketing effort, the only offer to acquire the business was from Purchaser.

- Around October 2002, CHAMP's Board of Directors decided that a sale of the business would likely generate better returns for the stockholders than a liquidation of assets based on the expectation that the aggregate claims of creditors in a liquidation would be greater than the value of its assets.

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SITUATION OVERVIEW - CHAMP RECENT DEVELOPMENTS - CONTINUED

- The Purchaser became aware of the lack of interested buyers resulting from Bear Stearns marketing efforts and stepped forward in an attempt to ensure CHAMP remained a going concern. The Purchaser has indicated their intentions to acquire CHAMP are not motivated by financial returns. As current race team owners, the principals of Purchaser want to ensure the existence of the Champ Car World Series and the CHAMP sanctioning body. In fact, in CHAMP's Schedule 13D filing with the SEC, the Purchaser stated:
     "If a third party, which intends to continue to operate the business of CHAMP makes a superior offer, the Reporting Persons at present intend to support such superior offer."

- The Purchaser began significant due diligence on the potential acquisition of CHAMP in July 2003. On August 18, 2003, CHAMP announced the receipt of a proposal from the Purchaser to enter into a letter of intent contemplating the acquisition of all of the outstanding shares of the Company for approximately $0.50 cash per share. On that date, CHAMP shares opened at $1.72 ($1.30 at closing).

- The Purchaser has represented to EYCF that it is their intent to not only fund the Transaction, but also to fund the future cash needs of the business which are expected to total approximately $17.9 million.

- One of the Principals of Purchaser, Gerald Forsythe, currently owns approximately 23% of the outstanding common shares of CHAMP.

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SITUATION OVERVIEW - CHAMP HISTORICAL INCOME STATEMENT

                                                     FISCAL YEAR ENDING DECEMBER 31,         6 MTHS ENDING    LTM ENDING
($ IN MILLIONS)                                      2000         2001         2002             6/30/2003      6/30/2003
------------------------------------------------------------------------------------------------------------------------
REVENUES
   SANCTION FEES                                    $ 38.9       $ 47.2       $ 36.6             $  8.3         $ 30.4
   SPONSORSHIP REVENUE                                21.1         12.3         10.2                4.0            9.0
   TELEVISION REVENUE                                  5.5          5.2          4.5                0.9            3.2
   ENGINE LEASES, REBUILDS AND WHEEL SALES             2.1          1.2          0.0                1.0            1.0
   OTHER REVENUE                                       7.5          4.2          4.5                1.4            4.4
   RACE PROMOTION REVENUE                              0.0          0.0          1.4                5.0            5.0
                                                    ------------------------------------------------------------------
TOTAL REVENUES                                        75.0         70.3         57.2               20.6           53.0

EXPENSES
   RACE DISTRIBUTIONS                                 15.4         18.6         19.8               28.7           41.1
   RACE EXPENSES                                       9.9         10.6         10.8                3.9           10.4
   COST OF ENGINE REBUILDS AND WHEEL SALES             0.7          0.3          0.0                0.0            0.0
   ADMIN AND INDIRECT EXPENSES                        22.5         31.5         27.8               10.2           26.2
   TELEVISION EXPENSES                                 0.0          0.0         11.0                7.4           13.7
   RACE PROMOTION EXPENSE                              0.0          0.0          9.7               10.9           17.1
   BAD DEBT                                            6.3          0.0          0.0                0.0            0.0
   SEVERANCE / RELOCATION                              2.8          4.3          1.4                0.0            0.1
   ASSET IMPAIRMENT AND STRATEGIC CHARGES              0.0          8.5          0.0                0.0            0.0
   LITIGATION EXPENSES                                 0.0          3.5          0.0                1.4            1.4
   OTHER EXPENSES                                      0.0          0.0          0.0                0.0            0.0
                                                    ------------------------------------------------------------------
TOTAL EXPENSES                                        57.5         77.4         80.5               62.5          110.0

EBITDA                                                17.5         (7.2)       (23.2)             (42.0)         (57.0)
DEPRECIATION AND AMORTIZATION                          1.4          1.5          1.4                1.8            2.6
                                                    ------------------------------------------------------------------
EBIT                                                  16.2         (8.7)       (24.7)             (43.8)         (59.6)

INTEREST INCOME/(EXPENSE)                              7.5          4.4          3.8                1.0            2.5
                                                    ------------------------------------------------------------------
PRETAX INCOME                                         23.6         (4.3)       (20.9)             (42.8)         (57.1)
TAX EXPENSE (BENEFIT)                                  8.5          0.7         (7.3)               0.7           (4.3)
                                                    ------------------------------------------------------------------
NET INCOME                                          $ 15.1       $ (5.0)      $(13.6)            $(43.5)        $(52.7)
                                                    ==================================================================

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SITUATION OVERVIEW - CHAMP HISTORICAL BALANCE SHEET

                                                      AS OF DECEMBER 31,             JUNE 30,
($ IN MILLIONS)                                      2001             2002             2003
---------------------------------------------------------------------------------------------
CURRENT ASSETS
   CASH AND S-T INVESTMENTS                        $  115.4         $   86.3         $   52.1
   ACCOUNTS RECEIVABLE - NET                            5.2              4.7             10.1
   INVENTORY                                            0.1              0.0              0.0
   PRE-PAIDS AND OTHER CURRENT ASSETS                   2.8              1.5              8.3
   INCOME TAX REFUNDABLE                                0.0             10.1              0.7
   DEFERRED INCOME TAXES                                2.9              1.2              0.0
                                                   ------------------------------------------
TOTAL CURRENT ASSETS                                  126.3            103.7             71.2
PP&E - NET                                              4.8             10.4             14.8
GOODWILL                                                1.5              0.0              0.6
OTHER ASSETS                                            0.3              0.4              1.4
                                                   ------------------------------------------
TOTAL ASSETS                                          132.9            114.5             88.0

CURRENT LIABILITIES
   A/P                                                  3.0              1.7              2.5
   LONG TERM DEBT - CURRENT PORTION                     0.0              0.0              1.8
   ACCRUED LIABILITIES                                 10.2              8.3             12.7
   DEFERRED REVENUE                                     1.5              1.4             11.4
                                                   ------------------------------------------
TOTAL CURRENT LIABILITIES                              14.7             11.4             28.5
DEFERRED INCOME TAXES                                   0.3              0.1              0.0
                                                   ------------------------------------------
TOTAL LIABILITIES                                      15.0             11.4             28.5

STOCKHOLDER'S EQUITY
   PREFERRED STOCK                                      0.0              0.0              0.0
   COMMON STOCK                                         0.1              0.1              0.1
   APIC                                                87.8             87.8             87.8
   RETAINED EARNINGS                                   29.0             14.5            (29.0)
   OTHER COMPREHENSIVE INCOME                           1.0              0.6              0.6
                                                   ------------------------------------------
TOTAL STOCKHOLDER'S EQUITY                            117.9            103.0             59.5

TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY         $  132.9         $  114.5         $   88.0
                                                   ==========================================

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

SITUATION OVERVIEW - CHAMP STOCK PERFORMANCE

- The following charts illustrate CHAMP's one-year and three-year relative stock price performance versus certain comparable companies and the S&P 500
     Index:

ONE-YEAR STOCK CHART

[GRAPH OMITTED]

THREE-YEAR STOCK CHART

[GRAPH OMITTED]

- CHAMP's stock performance generally tracked the S&P 500 Index until the fourth quarter of 2001 when the market began to recognize CHAMP's deteriorating operating performance. Subsequently, CHAMP has significantly underperformed versus the S&P 500 Index and CHAMP's comparable companies.

Source: FactSet Data Systems, September 8, 2003
Comparable Companies Index includes: Dover Motorsports, International Speedway Corporation, Speedway Motorsports Inc., World Wrestling Entertainment, Inc.

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

                                   TRANSACTION
                                    ANALYSIS

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

THE TRANSACTION

-   Parties to the proposed Agreement are the Purchaser and CHAMP.

- Pursuant to the Agreement and Plan of Merger, each share of CHAMP common stock issued and outstanding and not owned by the Purchaser or an affiliate (together with any rights if still outstanding) shall be converted into the right to receive in cash $.56 per share.

- Each issued and outstanding share of CHAMP capital stock that is owned by the Company, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefore.

- Shares of CHAMP Capital Stock that are issued and outstanding and that are held by any person who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, Section 262 of the Delaware General Corporation Law ("Section 262") shall not be converted as discussed above, but rather the holders of appraisal shares shall be entitled to payment in accordance with Section 262.

- For purposes of our analysis, the total and per share consideration for the Transaction is calculated as follows:

Common Shares issued and Outstanding                        14,718,134
Shares Controlled by Purchaser                              (3,377,400)
Share Rights and Options in the Money                                0
                                                           -----------
  Total Capital Stock Outstanding                           11,340,734

Transaction Consideration                                  $ 6,350,811

Price per Share of Capital Stock                           $      0.56

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CONFIDENTIAL                          24             QUALITY IN EVERYTHING WE DO

COMMON STOCK PRICE ANALYSIS - CHAMP STOCK CHART

[GRAPH OMITTED]

-   Current Price (9/8/03): $.91

-   52-Week Low: $.91

-   52-Week High: $5.28

-   Market Capitalization: $13.4 million

-   Average Daily Volume (3 mos): 112,545

Source: FactSet Data Systems, September 8, 2003

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

COMMON STOCK PRICE ANALYSIS - DISCOUNT CONSIDERATIONS

- The $.56 per share offer proposed by the Purchaser implies a 38% discount to the perceived market price for CHAMP. This discount has decreased significantly over the last 90 days as the CHAMP stock price has steadily declined:

(DOLLARS IN THOUSANDS)
CURRENT MARKET CAPITALIZATION:
-----------------------------
Current share price (as of 9/8/03)          $        0.91
Shares outstanding                                 14,718
Less: Shares controlled by Purchaser               (3,377)
                                            -------------
Total Capital Stock Outstanding                    11,341

Current market capitalization               $      10,320

Cash consideration (@ $.56/share)           $       6,351
NET DISCOUNT:                                         38%
                                            =============

                                                 DATE      SHARE PRICE    NET DISCOUNT
Current                                         9/8/2003      0.91           38%
Date of offer to purchase shares               8/18/2003      1.30           57%
5 days prior to offer to purchase shares       8/13/2003      1.88           70%
30 days prior to offer to purchase shares      7/18/2003      2.28           75%
60 days prior to offer to purchase shares      6/19/2003      2.66           79%

Source: FactSet Data Systems, September 8, 2003

- While CHAMP shares closed at $.91 per share on September 8, 2003, we do not consider that the share price accurately reflects the following factors which affect the value of CHAMP stock:

        -   CHAMP common stock is closely held;

        -   CHAMP common stock is thinly traded;

        - Many CHAMP stockholders appear to hold stock for non-financial reasons;

        - CHAMP's stock appears to be valued on the basis of the Company's book value and perceived future earnings potential, which would not properly consider the Company's extensive non-GAAP contractual liabilities that would likely result in claims of creditors in a bankruptcy and the extent of future capital needs to fund the Company's operations;

        - CHAMP has had no significant equity research coverage since Bear Stearns dropped coverage in December 2002.

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CONFIDENTIAL                          26             QUALITY IN EVERYTHING WE DO

- Approximately 55% of CHAMP's outstanding common stock is currently held by five individuals or investor groups. Based on discussions with CHAMP management, EYCF believes that the intention of the majority of these investors is to hold the stock over the long-term. Therefore the detrimental changes in the Company's financial position have not resulted in a significant reduction of their ownership. These investors include:

-     Gerald Forsythe (included in Purchaser group)         23%

-     FMR Corp.                                             10%

-     Jonathan Vannini                                       9%

-     Fuller & Thaler Asset Management, Inc.                 8%

-     Officers & Directors                                   5%

- The high concentration of ownership and the non-financial reasons for owning CHAMP stock result in CHAMP's shares being thinly traded. The average daily trading volume of the stock over the last year has been approximately 67,000 shares, compared to an average daily volume of approximately 3.8 million shares for companies on the S&P 500. The lack of trading volume results in an illiquid market, making it difficult for the market price to immediately and rationally adjust to the Company's changing financial position and outlook.

- Since Bear Stearns dropped its equity research in December 2002, CHAMP has had no significant equity research coverage. By comparison, the average number of analysts covering public companies in the S&P 500 Index is 17. This lack of coverage impairs investors ability to accurately and timely understand the changing fundamentals of the business.

Source: FactSet Data Systems, September 8, 2003

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CONFIDENTIAL                          27             QUALITY IN EVERYTHING WE DO

- CHAMP's deteriorating operating performance since December 2000 has been funded by a significant cash reserve that was generated primarily from the proceeds of its IPO.

        - As of June 30, 2003, CHAMP had cash on its balance sheet of $52.1 million. The cash balance is required to fund anticipated operating losses. Based on management's projections, the cash balance will be depleted by the end of 2003;

        - As of June 30, 2003, Champ had a net book value of $59.5 million. Book value as a determinant of market value provides a historical approach and does not take into account forward looking financial expectations;

        - The book value does not account for the fact that CHAMP has extensive contractual liabilities that are not required to be disclosed in GAAP financial statements but would likely represent significant claims if the Company were to file bankruptcy (see Liquidation Analysis).

- Therefore, in consideration of the preceding, the discount to the current share price does not materially impact our analysis of the fairness of the per share merger consideration to the unaffiliated common stockholders of CHAMP.

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CONFIDENTIAL                          28             QUALITY IN EVERYTHING WE DO

DISCOUNTED CASH FLOW ANALYSIS - FINANCIAL PROJECTIONS

- The following represents the summarized financial projections provided by CHAMP management and reflect changes to the business model to maximize future profitability. Based on the current cash balance, Management anticipates additional capital will be required to fund the losses in 2003 through 2005.

                                              FOUR MONTHS     FISCAL YEAR ENDING DECEMBER 31,
         ($ IN MILLIONS)                      9/1 - 12/31     2004         2005         2006
----------------------------------------------------------------------------------------------
Revenue                                         $  16.4      $  47.0      $  55.4      $  59.7
EBITDA                                            (26.8)       (12.3)        (0.4)         4.7
Less: Depreciation & Amortization                   1.4          3.9          1.8          2.2
                                               -----------------------------------------------
EBIT                                              (28.2)       (16.2)        (2.2)         2.5
Less: Taxes (1)                                     0.0          0.0          0.0          0.0
                                               -----------------------------------------------
Tax-Effected EBIT                                 (28.2)       (16.2)        (2.2)         2.5

Less: Capital Expenditures                         (0.5)        (2.0)        (2.0)        (2.0)
Less: Working Capital Requirements (2)             26.1          0.0          0.0          0.0
Plus: Depreciation and Amortization                 1.4          3.9          1.8          2.2
                                               -----------------------------------------------
TOTAL NET INVESTMENT                               27.0          1.9         (0.2)         0.2
                                               -----------------------------------------------

UNLEVERED-FREE CASH FLOWS:                     ($   1.2)    ($  14.3)    ($   2.4)     $   2.7
                                               ===============================================

FUNDING REQUIREMENTS                           ($   1.2)    ($  14.3)    ($   2.4)     $   0.0
CASH FROM INVESTORS                                 1.2         14.3          2.4          0.0
                                               -----------------------------------------------
CASH AVAILABLE FOR DISTRIBUTIONS                $   0.0      $   0.0      $   0.0      $   2.7

(1)  Assumes post-acquisition NOLs are utilized during this forecast horizon.

(2) Includes cash balance as of August 31, 2003 and working capital changes for the reminder of 2003. Management does not believe its working capital needs will change subsequent to 2003.

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CONFIDENTIAL                          29             QUALITY IN EVERYTHING WE DO

DISCOUNTED CASH FLOW ANALYSIS - FORECAST ASSUMPTIONS

- CHAMP projects a fairly rapid recovery from negative $86.3 million EBITDA in 2003 to positive $4.7 million EBITDA in 2006. The recovery is predicated on the Company's ability to cut costs, broaden its fan base and attract and retain quality sponsors.

- The Company believes many of the significant costs in 2003 will be one-time costs incurred to restore stability and establish a foundation for CHAMP to begin its recovery. Some of the more significant changes in expected costs from 2003 to 2006 include:

          - Expected loss of $10 million in 2003 related to self-promoted and co-promoted races. CHAMP plans to discontinue these loss generating races or find 3rd party sponsors going forward.

          - Team assistance payments of $32 million are anticipated to be reduced to $2 million in 2004 and zero thereafter. CHAMP believes these payments are required to retain each of the teams during difficult financial and operation conditions but does not believe this level of support will be required going forward. This level of reduction creates the risk that CHAMP will lose teams and attendant revenues.

          - Reduction in SG&A expenses from $23 million in 2003 to $12 million due to a general reduction in headcount and a reduction in marketing, advertising and promotion costs that have historically not contributed to the bottom line.

- CHAMP also projects a substantial increase in revenue from 2003 to 2006 driven by the success anticipated by broadening their fan base and attracting quality sponsors. Significant revenue increases from 2003 to 2006 include the following:

          - $7 million increase in sanction fees due to the addition of several new races

          - $10 million increase in sponsorship revenue driven primarily by anticipation of a title sponsor

          -    $6 million increase in television revenue

- The projections include the settlement of certain litigation and other non-recurring liabilities related to the Transaction of $6.0 million in the last four months of 2003.

- The Purchaser has represented to EYCF that it is its intention to arrange for funding of future working capital needs. The financial projections indicate the existing cash balance will be depleted by the end of fiscal 2003 and an additional $17.9 million of new investment will be required in 2003 through 2005.

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CONFIDENTIAL                          30             QUALITY IN EVERYTHING WE DO

DISCOUNTED CASH FLOW ANALYSIS - PRESENT VALUE ASSUMPTIONS

- We performed a discounted cash flow analysis of the projected financial information provided by CHAMP management for the last four months of fiscal 2003 and the fiscal years ending December 31, 2004 through 2006.

- CHAMP management did not provide a balance sheet or statement of cash flows for any of the projected periods, but did provide expected working capital requirements and capital expenditures to derive free cash flows.

- Using this projected information, we discounted to present value the projected stream of free cash flows and the terminal value.

- In order to estimate the terminal value of the Company at the end of the forecast horizon, we utilized the following two approaches:

          - We applied a range of multiples to projected and normalized 2006 EBITDA;

          - We applied a constant growth valuation method to the projected and normalized 2006 free cash flow

- The terminal EBITDA multiple range is based on estimated market conditions for the sale of the business given the expectations for subsequent cash flow growth.

- We applied a range of discount rates based on an assumed required equity return of 30%-40% based on:

          - A qualitative assessment of Company-specific risk to reflect the unsystematic risk associated with management's financial projections;

          - A qualitative assessment of the required rate of return for a distressed equity investment;

- To calculate the value of the CHAMP equity, we subtracted total debt of $1.8 million from the calculated enterprise value.

- Our analysis is limited by the fact that CHAMP management could not provide financial projections beyond 2006 and did not provide projected balance sheets or cash flows. Further, the terminal year in the projections is the first year since 2000 in which the Company attains positive EBITDA. However, significant adjustments to the terminal year projections would be required for the present value to approximate the consideration being offered by Purchaser in this Transaction.

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CONFIDENTIAL                          31             QUALITY IN EVERYTHING WE DO

DISCOUNTED CASH FLOW ANALYSIS - EQUITY VALUE CONCLUSIONS

($ in Millions)

                           TERMINAL MULTIPLE APPROACH

                                                        EQUITY VALUE
  REQUIRED                                        TERMINAL EBITDA MULTIPLES
EQUITY RETURN                              4.5 X              5.0 X            5.5 X
------------------------------------------------------------------------------------
    30.0%                                  (4.3)              (3.3)            (2.3)
    35.0%                                  (4.8)              (4.0)            (3.1)
    40.0%                                  (5.3)              (4.5)            (3.7)

                             GORDON GROWTH APPROACH

                                                          EQUITY VALUE
   REQUIRED                                          FREE CASH FLOW GROWTH
EQUITY RETURN                              3.0%              3.5%             4.0%
----------------------------------------------------------------------------------
   30.0%                                  (8.8)             (8.7)            (8.6)
   35.0%                                  (9.4)             (9.4)            (9.3)
   40.0%                                  (9.7)             (9.7)            (9.6)

EQUITY VALUE RANGE                      ($9.7)                             ($2.3)

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CONFIDENTIAL                          32             QUALITY IN EVERYTHING WE DO

LIQUIDATION ANALYSIS

- CHAMP faces the following challenges, which would likely force the Company into a liquidation scenario if the Transaction is not completed:

          - Based on CHAMP management's internal financial projections, the Company's cash burn rate for 2003 is approximately $7.2 million per month.

          - At the current cash burn rate, the Company will not have adequate cash to fund expected losses through the end of the fourth quarter of 2003.

          - Without the Transaction, CHAMP would need to raise capital or modify their existing projections to avert a potential bankruptcy filing at the end of 2003.

          - Management believes it is unlikely that it could raise debt or equity capital from alternative sources at this time. Any potential capital raise would significantly dilute the ownership of current stockholders.

- Due to the distressed nature of the business, CHAMP prepared a summary liquidation analysis to estimate the value that might be available to the common stockholders in the event of a liquidation. This analysis was based on the following assumptions:

          - Contractual liabilities at the operating subsidiary level including CART, Inc. are not able to "pierce the corporate veil" and be applied against the cash balance that resides at the parent level (CHAMP).

          - Payment of outstanding liabilities, other claims, and bankruptcy costs have a priority position over common stock.

          -    Distribution of any net proceeds to holders of common stock.

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CONFIDENTIAL                          33             QUALITY IN EVERYTHING WE DO

- The Company's analysis, solely considering assets and liabilities at parent (CHAMP), results in a $.43/share recovery to stockholders:

                    PARENT ONLY (CHAMP) LIQUIDATION ANALYSIS

CASH BALANCE AT CHAMP AS OF 8-31-03                                  $ 26,389

ESTIMATED CASH BALANCE AT CHAMP AS OF 9-5-03                           21,669

ESTIMATED CONTRACTUAL LIABILITIES AS OF 9-5-03
    DIRECT OBLIGATIONS OF PARENT:
       LEASE HEADQUARTERS 9-1-2003 TO 10-31-2010                        2,382
       EMPLOYMENT CONTRACTS                                             3,472
       LIQUIDATION FEES (LEGAL AND INVESTMENT BANK)                     1,500
       MSEA LOAN                                                        1,800
       IMSA GUARANTEE                                                   1,000
       EVENT REFUNDS                                                      224
       SEBRING INTERNATIONAL RACEWAY                                      675
       RAS DEVELOPMENT MIAMI LEASE                                        488
       PROMISSORY NOTE RACEWORKS ACQUISITION                              723
       RACE SPEC INC. CONTRACT                                          1,043
       LEGAL EXPENSES DEFENDING CONSOLIDATION ISSUES                    1,000
       MISC. LIQUIDATION EXPENSES                                       1,000
                                                                     --------
             SUBTOTAL                                                  15,306

ESTIMATED CASH BALANCE AFTER LIQUIDATION                                6,362

ESTIMATED RECOVERY PER SHARE                                         $   0.43
                                                                     ========

- Given the fact that CHAMP is simply the holding Company for CART, Inc. and the other operating subsidiaries, it is highly unlikely the cash balance at CHAMP would not first be subject to outstanding claims (including lawsuits or claims against guarantees) at the operating subsidiaries prior to distribution to CHAMP stockholders.

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CONFIDENTIAL                          34             QUALITY IN EVERYTHING WE DO

- To determine the net recovery to stockholders assuming CHAMP could not be liquidated in isolation, EYCF, with the assistance of Company management, estimated the potential recovery on the Company's consolidated assets. EYCF then obtained an estimate from Company management of liabilities to be satisfied at the operating subsidiary level in the event of a liquidation.

- The analysis results in a $66.4 million shortage of cash to satisfy estimated claims of creditors, resulting in no recovery to stockholders:

                                                                          ESTIMATED    ESTIMATED
             CONSOLIDATED LIQUIDATION ANALYSIS               BOOK VALUE   RECOVERY %   RECOVERY $
-------------------------------------------------------------------------------------------------
CONSOLIDATED ASSETS:
    CONSOLIDATED CASH BALANCE AT 8-31-03                     $   29,359

    ESTIMATED CONSOLIDATED CASH BALANCE AT 9-5-03                22,745      100%          22,745

    ESTIMATED CONSOLIDATED ASSET BALANCES AS OF 9-5-03:
        NET ACCOUNTS RECEIVABLE                                   8,546       50%           4,273
        NOTE RECEIVABLE                                           1,017       50%             508
        PREPAID TAXES                                               681       80%             545
        PREPAID EXPENSES                                          7,782       20%           1,556
        PROPERTY, PLANT & EQUIPMENT                              14,816       30%           4,445
                                                             ----------                ----------
ESTIMATED TOTAL ASSETS AS OF 9-5-03                              55,586                    34,072

CONSOLIDATED LIABILITY ESTIMATES AS OF 9-5-03:
    CONTRACTUAL OBLIGATIONS OF PARENT                            15,306                    15,306

    CURRENT LIABILITIES OF SUBSIDIARIES                          23,230                    23,230
    CONTRACTUAL AND LONG-TERM OBLIGATIONS OF SUBSIDIARIES:
        PROMOTER AGREEMENTS (ESTIMATED)                          45,000                    45,000
        TEAM ASSISTANCE AND ESP REMAINING                        10,393                    10,393
        RACEWORKS LIABILITIES                                     1,582                     1,582
        MISCELLANEOUS AGREEMENTS (ESTIMATED)                      4,000                     4,000
        ACTION PERFORMANCE ARBITRATION AWARD                      1,000                     1,000
                                                             ----------                ----------

    SUBTOTAL LIABILITIES OF SUBSIDIARIES:                        85,205                    85,205

ESTIMATED TOTAL LIABILITIES AS OF 9-5-03                        100,511                   100,511
                                                             ----------                ----------
ESTIMATED RECOVERY FOR DISTRIBUTION                          $  (44,925)               $  (66,439)
                                                             ==========                ==========

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CONFIDENTIAL                           35            QUALITY IN EVERYTHING WE DO

COMPARABLE PUBLIC COMPANY ANALYSIS

- We attempted to compare CHAMP's historical financial performance to that of certain comparable publicly traded companies. However, CHAMP is the only publicly traded sanctioning organization and has a truly unique business model. The most applicable competitors would be the two other open-wheel racing series: the Indy Racing League (IRL) and Formula One, both of which are privately owned.

- As a result, we expanded our analysis to include publicly traded companies whose businesses were most similar to that of CHAMP. These included motorsports organizations as well as other entertainment promoters including World Wrestling Entertainment (WWE).

- For the following reasons, the comparable company analysis may not provide an accurate or reliable basis for determining value:

         - CHAMP's historical financial performance has resulted in negative EBITDA and earnings for the last twelve months;

         - CHAMP is not projected to generate positive EBITDA or earnings until 2006;

         - The comparable public companies have adequate funding to continue as a going concern, unlike CHAMP;

         - Valuation estimates based solely on a multiple of revenue are not appropriate given the distressed nature of CHAMP and its projected financial outlook;

         -    The comparable public companies are significantly larger in size.

- The following page provides descriptions of the four companies selected as comparable companies.

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CONFIDENTIAL                           36            QUALITY IN EVERYTHING WE DO

COMPARABLE PUBLIC COMPANY DESCRIPTIONS

DOVER MOTERSPORTS

Marketer and promoter of motorsports entertainment in the United States. During 2002, its motorsports subsidiaries operated seven motorsports tracks (four permanent facilities and three temporary circuits) in six states and promoted 18 major events under the auspices of the National Association for Stock Car Auto Racing (NASCAR), Championship Auto Racing Teams (CHAMP), the Indy Racing League
(IRL) and the National Hot Rod Association (NHRA).

INTERNATIONAL SPEEDWAY CORPORATION

Promoter of motorsports entertainment activities in the United States. The Company owns and/or operates 12 of the nation's major motorsports facilities, including Daytona International Speedway in Florida; Talladega Superspeedway in Alabama; Michigan International Speedway in Michigan; Richmond International Raceway in Virginia; California Speedway in California; Kansas Speedway in Kansas; Phoenix International Raceway in Arizona; Homestead-Miami Speedway in Florida; North Carolina Speedway in North Carolina; Darlington Raceway in South Carolina; Watkins Glen International in New York, and Nazareth Speedway in Pennsylvania.

SPEEDWAY MOTORSPORTS, INC.

Owns and operates Atlanta Motor Speedway, Bristol Motor Speedway, Infineon Raceway, Las Vegas Motor Speedway, Lowe's Motor Speedway at Charlotte and Texas Motor Speedway, and is a promoter, marketer and sponsor of motorsports.

WORLD WRESTLING ENTERTAINMENT, INC.

Integrated media and entertainment company principally engaged in the development, production and marketing of television programming and live events and the licensing and sale of branded consumer products featuring its World Wrestling Entertainment brand of entertainment. The Company's continuing operations are organized around live and televised entertainment and branded merchandise. Revenues consist principally of attendance at live events, sale of television advertising time and sponsorships, television rights fees and pay-per-view buys. Branded merchandise consists of licensing and direct sale of merchandise.

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CONFIDENTIAL                           37            QUALITY IN EVERYTHING WE DO

COMPARABLE COMPANY TRADING MULTIPLES

- The following chart summarizes the results of the comparable company analysis:

                                                                     INTERNATIONAL                     WORLD WRESTLING  CHAMPIONSHIP
         ($ IN MILLIONS,                               DOVER           SPEEDWAY         SPEEDWAY         FEDERATION      AUTO RACING
       EXCEPT PER SHARE DATA)                     MOTORSPORTS, INC.   CORPORATION   MOTORSPORTS, INC.   ENTERTAINMENT    TEAMS, INC.
------------------------------------------------------------------------------------------------------------------------------------
MARKET DATA
Ticker                                                      DVD             ISCA              TRK              WWE             MPH
Latest Public Financial
 Information                                             30-Jun           31-May           30-Jun           25-Jul          30-Jun
Current Stock Price on 9/8/2003                            4.13            41.91            26.45            10.40            0.91
Diluted Shares Outstanding                                 40.0             53.3             42.8             68.5            14.7
                                                  --------------------------------------------------------------------------------

CAPITALIZATION
Market Value of Equity                                $   165.2       $  2,233.5      $   1,131.5         $  712.4        $   13.4
Net Debt (1)                                               61.5            112.9            217.9              0.0             0.0
                                                  ================================================================================
TOTAL ENTERPRISE VALUE                                $   226.7       $  2,346.4      $   1,349.3         $  712.4        $   13.4

FINANCIAL DATA (LTM)
Sales                                                 $    95.9       $    558.5      $     387.4         $  363.5        $   53.0
EBITDA (adjusted)                                          14.4            235.8            162.1             36.2           -57.0
EBIT (adjusted)                                             4.0            193.3            129.3             24.9           -59.6

MARGIN DATA                        MEAN   MEDIAN
                                   -------------
EBITDA Margin                      27.3%   28.4%           15.0%            42.2%            41.9%            10.0%         -107.7%
EBIT Margin                        19.8%   20.1%            4.2%            34.6%            33.4%             6.9%         -112.6%

MARKET MULTIPLE DATA
Enterprise Value/Sales              3.0x    2.9x            2.4x             4.2x             3.5x             2.0x            0.3x
Enterprise Value/EBITDA            13.4x   12.9x           15.8x            10.0x             8.3x            19.7x             NM
Enterprise Value/EBIT              26.9x   20.3x           56.6x            12.1x            10.4x            28.6x             NM
------------------------------------------------------------------------------------------------------------------------------------

(1) Net Debt equals total outstanding debt less cash (up to the value of the total debt)

Source: Factset, September 8, 2003

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CONFIDENTIAL                           38            QUALITY IN EVERYTHING WE DO

PRECEDENT TRANSACTIONS ANALYSIS

- In deriving a range of transaction multiples, we attempted to analyze acquisitions of and investments in similar businesses that have been announced since January 1, 1993 with a primary focus on transactions in the last 2 years.

- Our search utilizing Mergerstat transaction database included all companies in SIC 7941 - professional sports clubs or promoters (CHAMP's primary SIC) and all companies in SIC 7948 - racing, including track operations.

- After a thorough review of transactions during this period, we do not believe any completed transactions with publicly available information would prove beneficial to the analysis due to the following factors:

          - Very few companies with publicly available transaction information have operating characteristics similar to those of CHAMP. The majority of transactions in these SIC codes relate to horse racetrack or casino owners and operators.

          - We were unable to identify any precedent transactions that represented the sale of comparable distressed assets (inside or outside of bankruptcy) where transaction and financial information was reported.

          - CHAMP's negative historical and projected EBITDA and earnings provide no basis to compute value expectations for CHAMP.

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